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                                                /------------------------------/
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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    no longer subject
    to Section 16.         Filed pursuant to Section 16(a) of the Securities
    Form 4 or Form 5          Exchange Act of 1934, Section 17(a) of the
    obligations may          Public Utility Holding Company Act of 1935 or
    continue. See          Section 30(f) of the Investment Company Act of 1940
    Instruction 1(b).

(Print or Type Responses)
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1.  Name and Address of Reporting Person*

Weist,                              Robert
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        (Last)                      (First)                        (Middle)


1040 N. Lake Shore Drive, Unit 15D
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                                   (Street)


       Chicago,                        IL                              60611
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        (City)                      (State)                           (Zip)

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2.  Issuer Name and Ticker or Trading Symbol

    MediChem Life Sciences, Inc. (MCLS)

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3.  IRS or Social Security Number of Reporting Person
    (Voluntary)

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4.  Statement for Month/Year

               12/00

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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


     X  Director    ___ Officer             ___ 10% Owner    ___ Other
    ---                 (give title below)                       (specify below)

Member of Board of Directors

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7.  Individual or Joint/Group Filing (Check Applicable Line)

      X  Form filed by One Reporting Person
     ---
     ___ Form filed by More than One Reporting Person

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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
If the form is filed by more than one reporting person, see Instruction 4(b)(v). Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                          Page 2
                                                                 SEC 1473 (7-97)

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            6. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------

Employee Stock Option
   (right to buy)                   $4.91              12/5/00              A                       10,000
-----------------------------------------------------------------------------------------------------------------------------

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
------------------------------------------------------------------------------------------------------------------------------------
                              7. Date Exer-     8. Title and Amount of       8. Price    9. Number       10. Owner-     11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship           ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form           of In-
                                 Date                                           ative       Secur-           of De-         direct
                                 (Month/Day/                                    Secur-      ities            rivative       Bene-
                                 Year)                                          ity         Bene-            Security:      ficial
                                                                                (Instr.     ficially         Direct         Owner-
                               --------------------------------------------     5)          Owned            (D) or         ship
                               Date     Expira-              Amount or                      at End           Indirect       (Instr.
                               Exer-    tion         Title   Number of                      of               (I)            4)
                               cisable  Date                 Shares                         Month            (Instr. 4)
                                                                                            (Instr. 4)
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
                                                   Employee
                                                    Stock
                                                    Option
                                                  (right to
                              12/5/00   12/5/10      buy)     10,000                       10,000               D
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

Explanation of Responses:

                 /s/ Robert Weist             01/10/2001
          -------------------------------  -----------------
          **Signature of Reporting Person        Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form dsplays a currently valid OMB Number.

                                                                          Page 2
                                                                 SEC 1473 (7-97)